Exhibit 99.1

Investor Update - May 12, 2016

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our mainline and consolidated operations. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expenses for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing information about estimated fuel prices and our hedging program. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2015. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED
Operating and Financial Statistics

	April 2016	Change Y-O-Y
Revenue passengers (in thousands)	2,759	8.0%
Traffic (RPMs in millions)	3,039	11.1%
Capacity (ASMs in millions)	3,615	10.4%
Load factor	84.1%	0.5 pts
Passenger RASM (cents)	11.11¢	(7.8)%
RASM (cents)	13.16¢	(6.5)%
Economic fuel cost per gallon	$1.40	(28.9)%

Forecast Information

	Forecast Q2 2016	Change Y-O-Y	Prior Guidance April 21, 2016		Forecast Full Year 2016	Change Y-O-Y	Prior Guidance April 21, 2016
Capacity (ASMs in millions)	11,000 - 11,050	~11%	11,000 - 11,050	~11%	43,100 - 43,200	~8%	43,100 - 43,200	~8%
Cost per ASM excluding fuel and special items (cents)	8.00¢ - 8.05¢	~(1)%	8.00¢ - 8.05¢	~(1)%	8.25¢ - 8.30¢	~(0.5)%	8.25¢ - 8.30¢	~(0.5)%
Fuel gallons (in millions)	137	~9%	137	~9%	540	~6%	540	~6%
Economic fuel cost per gallon(a)	$1.47	~(30)%	$1.44	~(32)%	(b)	(b)	(b)	(b)

(a)
Our economic fuel cost per gallon estimate for the second quarter includes the following per-gallon assumptions: crude oil cost - $1.04 ($44 per barrel), refining margin - 27 cents, cost of settled hedges - 3 cents, with the remaining difference due to taxes and other into-plane costs.

(b)	Because of the volatility of fuel prices, we do not provide full-year economic fuel estimates.

Nonoperating Income
We expect that our consolidated nonoperating income will be approximately $4 million in the second quarter of 2016.

Cash and Share Count

(in millions)	April 30, 2016	December 31, 2015
Cash and marketable securities	$1,533	$1,328
Common shares outstanding	123.252	125.175

Share Repurchase
As of May 11, 2016 Air Group had repurchased a total of 2,594,809 shares of its common stock for approximately $193 million in 2016.

Recent Announcements
On May 11, 2016 it was announced that Alaska Airlines ranked "Highest in Airline Customer Satisfaction Among Traditional Carriers" for the ninth consecutive year in the J.D. Power 2016 North America Airline Satisfaction Study. Additionally, on May 12, 2016 it was announced that we were selected to join the Standard & Poor's 500 Index. Companies included in the S&P 500 are chosen by the S&P Index Committee based on their size, earnings history and liquidity, among other factors.

ALASKA AIRLINES - MAINLINE
Operating and Financial Statistics

	April 2016	Change Y-O-Y
Revenue passengers (in thousands)	2,014	9.1%
Traffic (RPMs in millions)	2,741	10.3%
Capacity (ASMs in millions)	3,228	9.0%
Load factor	84.9%	1.0 pts
Passenger RASM (cents)	10.27¢	(7.5)%
RASM (cents)	12.36¢	(5.8)%
Economic fuel cost per gallon	$1.40	(28.6)%

Forecast Information

	Forecast Q2 2016	Change Y-O-Y	Prior Guidance April 21, 2016		Forecast Full Year 2016	Change Y-O-Y	Prior Guidance April 21, 2016
Capacity (ASMs in millions)	9,825 - 9,875	~ 9.5%	9,825 - 9,875	~ 9.5%	38,250 - 38,350	~ 6.5%	38,250 - 38,350	~ 6.5%
Cost per ASM excluding fuel and special items (cents)	7.05¢ - 7.10¢	~ (1.5)%	7.05¢ - 7.10¢	~ (1.5)%	7.35¢ - 7.40¢	~ (0.5)%	7.35¢ - 7.40¢	~ (0.5)%
Fuel gallons (in millions)	118	~ 7%	118	~ 7%	460	~ 5%	460	~ 5%
Economic fuel cost per gallon(a)	$1.47	~ (30)%	$1.44	~ (32)%	(b)	(b)	(b)	(b)

(a)	See note(a) in the Consolidated forecast.

(b)	See note (b) in the Consolidated forecast.